                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-28601


                   SUPPLEMENT NO. 1 DATED SEPTEMBER 13, 1999
                       TO PROSPECTUS DATED JULY 10, 1997
                  RELATING TO 761,904 SHARES OF COMMON STOCK,
                         $.001 PAR VALUE PER SHARE, OF
                     GLENBOROUGH REALTY TRUST INCORPORATED

                        SEE "RISK FACTORS" BEGINNING ON
                     PAGE 7 OF THE ACCOMPANYING PROSPECTUS
                    FOR A DISCUSSION OF CERTAIN FACTORS THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


     All capitalized terms used but not defined herein shall have the meanings prescribed in the Prospectus dated July 10, 1997, forming a part of the Registration Statement on Form S-3, File No. 333-28601. This Prospectus Supplement is incorporated by reference into the Prospectus and should be read in conjunction with the Prospectus. Any cross references in this Supplement refer to portions of the Prospectus, and defined terms in the Supplement have the meanings assigned in the Prospectus.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
    MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     The following information amends, restates and updates the information found on pages 19-20 of the Prospectus under the caption "Selling Stockholders" based upon certain information received, and relied upon, by the Company through September 13, 1999 as to the security ownership of the Selling Stockholders.


                              SELLING STOCKHOLDERS

     The following table provides the names of and the number and percentage of shares of Common Stock beneficially owned by each Unit Holder and Restricted Stock Holder and number and percentage of shares of Common Stock beneficially owned by each Unit Holder and Restricted Stock Holder upon completion of the offering or offerings pursuant to this Prospectus, assuming (i) each Unit Holder tenders all such Units for redemption, the Company elects to redeem all such Units for Shares of Common Stock and each Unit Holder sells all of its or his Unit Shares pursuant to this Prospectus, and (ii) each Restricted Stock Holder sells all of its or his Acquisition Shares. Since, with respect to the Unit Holders, the Company, at its election, may redeem some or all of the Units for cash rather than for Shares of Common Stock, and (assuming the Company elects to redeem some or all of the Units for Shares of Common Stock) the Unit Holders may sell all, or some or none of their Shares, and the Restricted Stock Holders may sell all, or some or none of their Shares, no estimate can be made of the aggregate number of Shares that are to be offered hereby or that will be owned by each Selling Stockholder upon completion of the offering to which this Prospectus relates. The number of Shares in the following table represents the number of shares of Common Stock the person holds (if any), the number of shares underlying options to purchase shares of Common Stock that are exercisable within 60 days, plus the number of Shares into which Units held by the person may be redeemed, and the extent to which the person holds Units as opposed to shares of Common Stock is set forth in the notes to the following table.

          A portion of the Shares offered by this Prospectus may be offered from time to time by the Unit Holders and Restricted Stock Holders named below:

                                           Beneficial Ownership                                    Beneficial Ownership
                                           Prior to Offering (1)                                   After the Offering(1)
                                                        Percentage of                                            Percentage of
                                     Number of             Shares         Number of Shares     Number of              Shares
                                     Shares (1)         Outstanding(3)     Offered Hereby      Shares(1)          Outstanding(3)
                                     ----------         --------------     --------------      ---------          --------------
Robert Batinovich..............     1,679,519(2)            4.7%                12,727         1,666,792              4.7%
Glenborough Partners, L.P......       797,383(4)            2.5%               517,333           280,050               *
John Provine...................        85,448(5)              *                 85,448                 0               *
Trust Realty Advisors..........        96,552(5)              *                 96,552                 0               *
Carlsberg Properties, Inc......        24,844(5)              *                 24,844                 0               *
California Foundation on the
 Environment and the Economy...        25,000(6)              *                 25,000                 0               *

--------------
*less than 1%

(1)   Assumes redemption of all Units for shares of Common Stock.

(2) Includes (i) 1,089,435 shares of Common Stock, (ii) 69,166 shares which may be issued upon redemption of 69,166 Units, (iii) 350,000 shares of Common Stock subject to options held by Mr. Batinovich that are currently exercisable or exercisable within 60 days of June 30, 1999, (iv) 27,122 shares held by Glenborough Partners, L.P., which represents Mr. Batinovich's portion of all shares of Common Stock held by Glenborough Partners, L.P., and (v) 143,796 shares of Common Stock that may be issued upon redemption of Glenborough Partners, L.P.'s interest in the Operating partnership, which represents Mr. Batinovich's portion of all shares of Common Stock that may be issued to Glenborough Partners, L.P. upon redemption. Excludes 55,369 shares of Common Stock held by S.S. Rainbow, a California limited partnership, of which Mr. Batinovich's minor daughter, Angela Batinovich, is a limited partner and which represents Angela Batinovich's portion of all shares of Common Stock held by S.S. Rainbow. Also excludes 503 shares held by Glenborough Partners, L.P., which represents Angela Batinovich's portion of all shares of Common Stock held by Glenborough Partners, L.P., and 2,664 shares of Common Stock that may be issued upon redemption of Glenborough Partners, L.P.'s interest in the Operating Partnership, which represents Angela Batinovich's portion of all shares of Common Stock that may be issued to Glenborough Partners, L.P. upon such redemption and which are held by a trust, of which Angela Batinovich is sole beneficiary and the trustee is an independent third party.

(3) Based on shares of Common Stock outstanding as of June 30, 1999 and shares of Common Stock subject to only the options held by the Selling Stockholder that are currently exercisable within 60 days of June 30, 1999. Assumes redemption for shares of Common Stock of only the Units owned by the Selling Stockholder. The total number of shares outstanding used in calculating the percentage assumes that none of the other Units has been redeemed.

(4) Includes 130,500 shares of Common Stock and 666,883 shares of Common Stock that may be issued upon redemption of Units held by Glenborough Properties, L.P.

(5)   Represents shares of Common Stock.

(6)   Represents shares of Common Stock.


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